Exhibit (a)(5)(R)

BGI-SHENZHEN EXTENDS TENDER OFFER FOR COMPLETE GENOMICS, INC.

SHENZHEN, CHINA. January 7, 2013—BGI-Shenzhen (“BGI”) announced today that it, through its wholly owned subsidiary Beta Acquisition Corporation, has extended its all cash tender offer (the “Offer”) to purchase all outstanding shares of common stock of Complete Genomics, Inc. (NASDAQ: GNOM) (“Complete”) to 12:00 midnight (New York City time) on Friday, January 11, 2013. The Offer was previously scheduled to expire at 12:00 midnight (New York City time) on Monday, January 7, 2013.

Except for the extension of the Offer expiration date, all other terms and conditions of the Offer remain unchanged. The Depositary for the Offer has indicated that, as of the close of business on January 4, 2013, approximately 17,862,560 shares, or approximately 50%, of common stock of Complete have been validly tendered in and not withdrawn from the Offer, including shares of common stock of Complete subject to guaranteed delivery procedures.

BGI’s financial advisor is Citi, and its legal counsel is O’Melveny & Myers LLP. Complete’s financial adviser is Jefferies & Company, and its legal counsel is Latham & Watkins LLP.

Stockholders with questions about the Offer or who need assistance with tendering their shares of common stock of Complete, may call the Information Agent, Innisfree M&A Incorporated, toll-free, at (888) 750-5834.

FORWARD-LOOKING STATEMENTS

Certain statements either contained in or incorporated by reference into this document are forward-looking statements that involve risks and uncertainty. Future events regarding the proposed transactions and both the BGI’s and Complete’s actual results could differ materially from the forward-looking statements. Factors that might cause such a difference include, but are not limited to, statements regarding the combined companies’ plans following, and the expected completion of, the proposed acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements and generally include statements that are predictive in nature and depend upon or refer to future events or conditions. Risks and uncertainties include the ability of BGI and Complete to complete the transactions contemplated by the merger agreement, including the parties’ abilities to satisfy the conditions to the consummation of the proposed acquisition; the possibility of any termination of the merger agreement; the timing of the Offer and the subsequent merger; uncertainties as to how many of Complete’s stockholders will tender their shares of common stock in the Offer; the possibility that various other conditions to the consummation of the Offer or the subsequent merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; other uncertainties pertaining to the business of Complete or BGI; legislative and regulatory activity and oversight; the continuing global economic uncertainty and other risks detailed in Complete’s public filings with the Securities and Exchange Commission (the “SEC”) from time to time, including Complete’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and its subsequently filed SEC reports, each as filed with the SEC, which contains and identifies important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The reader is cautioned not to unduly rely on these forward-looking statements. Each of Complete and BGI expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

ADDITIONAL INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Complete. BGI and Beta Acquisition Corporation filed a tender offer statement with the SEC on September 25, 2012, and mailed an offer to purchase, forms of letter of transmittal and related documents to Complete’s stockholders. Complete filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on September 25, 2012, and mailed the Schedule 14D-9 to Complete’s stockholders . These documents, as they may be amended from time to time, contain important information about the Offer and stockholders of Complete are urged to read them carefully.

Investors may obtain a free copy of these documents and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of these materials filed by Complete by contacting Investor Relations by telephone at (650) 943-2788, by mail at Complete Genomics, Inc., Investor Relations, 2071 Stierlin Court, Mountain View, California 94043, or by going to Complete’s Investor Relations page on its corporate website at www.completegenomics.com.

MEDIA INQUIRIES

For BGI-Shenzhen:

In the U.S.:

Jason Golz

Brunswick Group

Tel: (415) 671-7676

jgolz@brunswickgroup.com

In China:

Elizabeth Liang

Brunswick Group

Tel: +852 3512 5000

eliang@brunswickgroup.com